Exhibit 99.4

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Quarter Ended December 31

(unaudited)

(dollars in thousands, except per share amounts)

	2003	2002
Commercial Businesses

Net Income	$61,606	$17,171

Earnings Per Share - diluted	$0.34	$0.09

Electricity Trading Volumes (MWhs)	33,070,229	39,126,610
Physical and Financial Gas Trading Volumes (Bcf/d)	46.8	50.6

Regulated Operations

Net Income	$47,941	$93,045

Earnings Per Share - diluted	$0.26	$0.55

Electric Retail MWh Sales and Transportation	12,345,073	12,477,528
Gas Retail Mcf Sales and Transportation	27,425,124	30,724,445
Electric Customers (End of Period)	1,535,913	1,531,848
Gas Customers (End of Period)	504,637	503,900

Power Technology & Infrastructure Services

Net Income	$(2,494)	$(10,020)

Earnings Per Share - diluted	$(0.01)	$(0.06)

2002 has been reclassified to reflect Vestar’s move from PTIS to Energy Merchant